Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL THIRD QUARTER AND NINE-MONTH RESULTS

Company Enters Into Agreement To Sell Its Carson City, Nevada Property

IRVINE, CA, May 13, 2013 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal third quarter and nine months ended March 31, 2013.

Quarter Ended March 31, 2013

Sales for the quarter ended March 31, 2013 decreased 33% to $3.1 million from $4.5 million for the corresponding quarter in 2012. This decrease was primarily the result of previously disclosed reductions in purchases of the Company’s powered surgical instrument products by its former largest customer, partially offset by increases in surgical instrument sales to other customers. Excluding sales to the Company’s former largest customer, which represented a reduction of $1.7 million in the quarter ended March 31, 2013 from the corresponding quarter in 2012, surgical instrument sales increased $310,000, or 19%, in the quarter ended March 31, 2013 compared to the same quarter in 2012, nearly all of which arose from increased sales to the Company’s current largest customer.

Gross profit for the quarter ended March 31, 2013 was $883,000, or 29%, compared to gross profit of $1.2 million, or 27%, for the year-ago period. This increase in gross profit as a percentage of sales was due primarily to improvements in manufacturing efficiencies, partially offset by increased warranty accruals related to product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2013 decreased 13% to $1.7 million from $1.9 million in the prior year’s corresponding quarter. Included in operating expenses for the quarter ended March 31, 2013 were (a) $167,000 of payments made to our former Chief Executive Officer in connection with his separation of employment from the Company during the quarter, and (b) $135,000 of costs associated with the contested election of directors that culminated during the quarter. Included in operating expenses for the 2012 quarter were separation costs related to a previous Chief Executive Officer’s resignation amounting to $339,000.

Loss from continuing operations for the quarter ended March 31, 2013 was $765,000, compared to a loss from continuing operations of $547,000 in the corresponding quarter in 2012. Net loss for the quarter ended March 31, 2013 was $747,000, or $0.22 per diluted share, compared to a net loss of $487,000, or $0.15 per diluted share, for the corresponding quarter in 2012.

During the quarter ended March 31, 2013, the Company used $490,000 of cash in operating activities. This use of cash reflects primarily the aforementioned separation payments and the proxy contest costs.

Nine Months Ended March 31, 2013

Sales for the nine months ended March 31, 2013 decreased 30% to $9.5 million from $13.6 million in the corresponding nine-month period in 2012. Excluding sales to the Company’s former largest customer, which represented a reduction of $5.5 million in the nine months ended March 31, 2013 from the corresponding period in 2012, sales of surgical instruments increased $1.3 million, or 30%, in the nine months ended March 31, 2013 when compared to the 2012 period, 62% of which arose from increased sales to the Company’s current largest customer.

For the nine months ended March 31, 2013, gross profit was $3.2 million, or 33%, compared to $4.6 million and 34%, respectively, for the corresponding period in 2012. This decrease in gross profit as a percentage of sales resulted primarily from unfavorable changes in product mix, partially offset by a reduction in warranty costs.

Operating expenses for the nine months ended March 31, 2013 decreased 17% to $4.4 million, from $5.2 million in the corresponding nine-month period of 2012. Comprising this decrease were planned, Company-wide expense reductions of $538,000, compensation reductions of $187,000, lower separation costs in 2013, relative to 2012, of $172,000, and $155,000 attributable to the utilization of engineering resources in contractual revenue-producing activities in 2013. Partially offsetting these expense decreases were costs of $177,000 incurred during the nine months ended March 31, 2013 that were associated with the contested election of directors.

For the nine months ended March 31, 2013, loss from continuing operations was $1.2 million, compared to a loss from continuing operations of $529,000 for the corresponding period in 2012. Net loss for the 2013 nine-month period was $1.1 million, or $0.34 per diluted share, as compared to a net loss of $332,000, or $0.10 per diluted share, for the corresponding period in 2012.

During the nine months ended March 31, 2013, the Company used $1.3 million of cash in operating activities. This use of cash reflects primarily a build-up of inventory, amounting to $955,000, to fulfill firm customer purchase orders and build stock in order to shorten lead times, combined with the payments of (a) $167,000 to our former Chief Executive Officer in connection with his separation of employment from the Company and (b) $177,000 of costs in connection with the contested election of directors. In addition, as announced previously, in September 2012 the Company repaid the entire outstanding balance on its term loan from Union Bank amounting to $685,000. As a result of the foregoing, cash on hand at March 31, 2013 was $2.0 million, compared to $4.1million at June 30, 2012.

CEO Comments

Harold A. (“Hal”) Hurwitz, the Company’s President and Chief Executive Officer, commented, “The results of the quarter and nine months ended March 31, 2013 require a look beneath the surface to understand our continued progress in key strategic areas. The first of these areas is cost management. The unusual costs we incurred in connection with the contested election of directors and the separation of employment from the Company of our former Chief Executive Officer aggregated 40% of our net loss for the three months, and 31% of our net loss for the nine months, ended March 31, 2013.

“Without consideration of these unusual costs,” Mr. Hurwitz continued, “we reduced operating expenses by $218,000, or 14%, in the three months ended March 31, 2013 from the corresponding quarter in 2012, and by $875,000, or 18%, in the nine months ended March 31, 2013 from the 2012 nine-month period. Looking forward, we continue to identify cost reduction opportunities. The combination of my position as Chief Financial Officer with my new position as Chief Executive Officer reduces annualized compensation costs to the Company of approximately $260,000 ; the voluntary reduction of cash and equity-based compensation by members of our Board, after giving effect to an amended non-employee Board member compensation policy approved by our Board earlier this month, is expected to result in an estimated annualized expense reduction of approximately $140,000 when compared to what the Company’s Board compensation expense would have been under the Board composition and compensation policies of one year ago; and the recently announced promotion of Rick Van Kirk to Chief Operating Officer provides Pro-Dex with an operationally experienced senior leader ideally positioned to direct our continued cost reduction program.”

“Our gross margins improved to 29% in the quarter ended March 31, 2013, compared to 27% in last year’s corresponding quarter. For the nine-month period ended March 31, 2013, gross margin was relatively unchanged at 33%, compared to 34% in the year-earlier period. I believe these results are noteworthy in light of the significantly reduced revenue from our former largest customer, and attest to our efforts in right-sizing our manufacturing cost structure as we work on rebuilding our revenue base.”

“Our efforts in increasing our presence in target markets are showing results. We are working on several new projects, currently in the non-recurring engineering phase, that derive from our Pro-Driver™ platform and represent our entry into the next-generation platform for powered surgical instruments. In addition, we are in either discussions or the proposal phase for additional next-generation projects. It is not unusual for our sales cycle, even when successful, to span a twelve to eighteen month period, and the initial engineering phases for new projects may consume an equally lengthy period. As a result, it is likely we will not see meaningful manufacturing revenues from our current projects until late in the current calendar year, or in early 2014. That said, we are enjoying year-over-year increases in sales of our surgical instruments to existing customers and, while unable to assure successful results, are working hard to maintain this trend.”

Agreement to Sell the Carson City, Nevada Property

On April 22, 2013, the Company entered into a Purchase Agreement with Aesthetic and Reconstructive Technologies, Inc., which provides for Aesthetic’s purchase of the land and building owned by the Company in Carson City, Nevada for a purchase price of $980,000. This property formerly housed the Company’s fractional horsepower motor product line doing business as Pro-Dex Astromec, which was sold to SL Montevideo Technology, Inc. in February 2012. Under the terms of the Purchase Agreement, completion of the sale must take place by July 8, 2013, and is contingent on the following conditions, the satisfaction of which cannot be assured: (a) completion by the buyer of its due diligence review of the property, as defined in the Purchase Agreement, by June 21, 2013, and (b) the buyer’s ability to obtain financing from a loan guaranteed by the U.S. Small Business Administration.

Board Chairman Comments

Nick Swenson, the Company’s Chairman, commented, “The proxy contest, which changed a majority of the board on January 22, 2013, led to the immediate reduction of board member compensation, the appointment of Hal Hurwitz in the dual role of CEO/CFO on February 25, 2013, and the implementation of a plan to make Pro-Dex better and stronger.”

“While the former board chose to engage us in a proxy contest rather than to make changes we considered necessary for the good of Pro-Dex, and we believe that Pro-Dex’s shareholders are better off with today’s board, we very much regret the $177,000 that the then-incumbent board spent on the proxy contest. The shareholder-nominated slate won two votes for every one vote won by the incumbent board. We believe this result was obvious very early in the contest, yet spending by the incumbent board did not slow.”

“We believe that Rick Van Kirk’s promotion to Chief Operating Officer is a significant step. Rick is expected to sensibly apply productivity measurement techniques across all of Pro-Dex’s business functions. The Pro-Dex team is working hard to manage its cost structure and lower working capital requirements.”

“Pro-Dex made a key hire in March 2013 when the Company selected Sid Desai as Vice President of Engineering. Sid’s leadership, know-how and high standards have energized our research and development efforts.”

“The sale of the Carson City property is a priority for the Board, and we look forward to the anticipated completion of this transaction at a sales price above our carrying value for the property.”

“The board recently established a committee that will bring heightened scrutiny to the Company’s capital allocation decisions. The committee is tasked with developing a framework to help the Board determine the excess capital available to Pro-Dex, evaluate possible internal and external re-investment opportunities, and direct excess capital to projects and investments that have an acceptable risk/return relationship. We believe that the excess capital investment function, often poorly developed at companies, is one of the keys to long-term corporate health and, therefore, stock performance.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company's fiscal 2013 third quarter and nine-month financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company's website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on May 27, 2013 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 414434.  An online archive of the broadcast will be available on the Company's website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2013	June 30, 2012
ASSETS
Current assets:
Cash	$2,039,000	$4,112,000
Accounts receivable, net of allowance for doubtful accounts of $21,000 at March 31, 2013 and $16,000 at June 30, 2012	1,577,000	1,581,000
Other current receivables	36,000	123,000
Inventories	3,746,000	2,791,000
Prepaid expenses	207,000	172,000
Income taxes receivable	564,000	609,000
Deferred income taxes	109,000	109,000
Total current assets	8,278,000	9,497,000
Property, plant, equipment and leasehold improvements, net	2,187,000	2,539,000
Real estate held for sale	733,000	733,000
Other assets	53,000	53,000
Total assets	$11,251,000	$12,822,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$981,000	$633,000
Accrued expenses	1,218,000	1,425,000
Income taxes payable	48,000	47,000
Bank term loan	—	774,000
Capital leases	5,000	—
Total current liabilities	2,252,000	2,879,000

Non-current liabilities:
Deferred income taxes	109,000	109,000
Deferred rent	277,000	284,000
Capital leases	17,000	—
Total non-current liabilities	403,000	393,000
Total liabilities	2,655,000	3,272,000
Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,340,684 and 3,272,350 shares issued and outstanding at March 31, 2013 and June 30, 2012, respectively	17,004,000	16,846,000
Accumulated deficit	(8,408,000)	(7,296,000)
Total shareholders’ equity	8,596,000	9,550,000
Total liabilities and shareholders’ equity	$11,251,000	$12,822,000

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For The Three Months Ended March 31,
	2013	2012
Net sales	$3,060,000	$4,539,000
Cost of sales	2,177,000	3,336,000
Gross profit	883,000	1,203,000
Operating expenses:
Selling expenses	311,000	450,000
General and administrative expenses	853,000	973,000
Research and development costs	490,000	486,000
Total operating expenses	1,654,000	1,909,000
Loss from continuing operations before items below	(771,000)	(706,000)
Other expense:
Interest expense	(2,000)	(8,000)
Total other expense	(2,000)	(8,000)
Loss from continuing operations before benefit from income taxes	(773,000)	(714,000)
Benefit from income taxes	(8,000)	(167,000)
Loss from continuing operations	(765,000)	(547,000)
Income from discontinued operations, net of provision for income taxes of $14,000 in 2013 and benefit from income taxes of $269,000 in 2012	18,000	60,000
Net loss	$(747,000)	$(487,000)
Per share data (basic and diluted):
Loss from continuing operations	$(0.23)	$(0.17)
Income from discontinued operations	$0.01	$0.02
Net loss	$(0.22)	$(0.15)
Weighted average shares outstanding	3,340,684	3,272,350

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For The Nine Months Ended March 31,
	2013	2012
Net sales	$9,527,000	$13,601,000
Cost of sales	6,376,000	9,043,000
Gross profit	3,151,000	4,558,000
Operating expenses:
Selling expenses	907,000	1,192,000
General and administrative expenses	2,087,000	2,477,000
Research and development costs	1,360,000	1,555,000
Total operating expenses	4,354,000	5,224,000
Loss from continuing operations before items below	(1,203,000)	(666,000)
Other expense:
Interest expense	(8,000)	(28,000)
Total other expense	(8,000)	(28,000)
Loss from continuing operations before benefit from income taxes	(1,211,000)	(694,000)
Benefit from income taxes	(27,000)	(165,000)
Loss from continuing operations	(1,184,000)	(529,000)
Income from discontinued operations, net of provision for income taxes of $39,000 in 2013 and benefit from income taxes of $269,000 in 2012	72,000	197,000
Net loss	$(1,112,000)	$(332,000)
Per share data (basic and diluted):
Loss from continuing operations	$(0.36)	$(0.16)
Income from discontinued operations	$0.02	$0.06
Net loss	$(0.34)	$(0.10)
Weighted average shares outstanding	3,312,946	3,272,350

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Nine Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,112,000)	$(332,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	443,000	493,000
Allowance for doubtful accounts	5,000	7,000
Share-based compensation	107,000	73,000
Changes in:
Accounts receivable and other current receivables	86,000	817,000
Inventories	(955,000)	644,000
Prepaid expenses	(35,000)	(48,000)
Other assets	—	8,000
Accounts payable and accrued expenses	134,000	(555,000)
Income taxes receivable and payable	46,000	(486,000)
Net cash provided by (used in) operating activities	(1,281,000)	621,000
Cash flows from investing activities:
Purchases of equipment	(68,000)	(246,000)
Proceeds from sale of equipment	—	83,000
Net cash used in investing activities	(68,000)	(163,000)
Cash flows from financing activities:
Proceeds from exercise of stock options	50,000	—
Principal payments on term loan	(774,000)	(268,000)
Net cash used in financing activities	(724,000)	(268,000)
Net increase (decrease) in cash	(2,073,000)	190,000
Cash, beginning of period	4,112,000	4,689,000
Cash, end of period	$2,039,000	$4,879,000
Supplemental Information
Cash payments for interest	$10,000	$25,000
Cash payments for income taxes	$5,000	$54,000
Supplemental Non-Cash Information
In February 2013 the Company entered into a capital lease agreement for the acquisition of equipment having a cost of $22,000.